Exhibit 99.1

Press Release

Chelsea Therapeutics Announces New Data from Northera Phase III Program in

Neurogenic Orthostatic Hypotension Presented at MDS 15th International Congress of

Parkinson’s Disease and Movement Disorders

•	Northera Treatment Provides Durable Beneficial Effects on both Systolic Blood Pressure and the Symptoms of NOH in Patients with Multiple System Atrophy

•	Robust Symptomatic Benefit of Northera Associated with Fewer Falls in Patients with NOH and Parkinson’s Disease Prone to Falling

•	Improvements in MDS-UPDRS and Hoehn & Yahr Scores Seen with Northera Treatment May Indicate Benefit in Non-Motor and Motor Features of Parkinson’s Disease

CHARLOTTE, NC, June 9, 2011 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced that new data from Phase III trials in symptomatic neurogenic orthostatic hypotension (NOH) demonstrating the activity and tolerability of NORTHERA™ (droxidopa), an orally active synthetic precursor of norepinephrine, were presented at the Movement Disorder Society’s 15th International Congress of Parkinson’s Disease and Movement Disorders in Toronto, Ontario, Canada.

In addition to the two posters presentations, Chelsea sponsored a symposium detailing the clinical results of Northera for the treatment of neurogenic orthostatic hypotension and reviewing the role of norepinephrine depletion in the pathophysiology of Parkinson’s disease (PD) and autonomic failure. Copies of both posters and the presentations from the symposium are available on the Chelsea website at www.chelseatherapeutics.com.

In a poster, “Safety and efficacy of Northera (droxidopa) in Multiple System Atrophy,” (Abstract Number: 778), Gregor K. Wenning, MD, PhD MSc, Medical University, Innsbruck, Austria, highlighted the results of a meta-analysis of Northera Studies 301 and 302 showing the mean Orthostatic Hypotension Questionnaire (OHQ) composite score of Northera-treated patients improved significantly (2.9 units; P<0.05) from baseline to study completion when compared to placebo-treated patients (1.7 units). Greater improvement in standing systolic blood pressure, mean composite Orthostatic Hypotension Symptom Assessment (OHSA), and Orthostatic Hypotension Daily Activity Scale (OHDAS) scores of the Northera- vs. placebo-treated patients was also observed. These findings were consistent with the results of the full study population in Study 301, presented by Dr. Wenning during the symposium, in which Northera-treated patients demonstrated improvements in multiple signs and symptoms of NOH including a statistically significant (p=0.003) improvement in OHQ Composite score, statistically significant benefit in 8 out of 10 individual OHQ items and a significant improvement (p <= 0.001) in standing SBP compared to placebo.

Detailing the results from Northera Study 306A, in a poster “Efficacy of Northera (droxidopa) in Patients with Neurogenic Orthostatic Hypotension associated with Parkinson’s disease (PD),” (Abstract Number: LB21) and during his symposium presentation, Robert A. Hauser, MD, University of South Florida, Tampa, FL, described the symptomatic benefit of Northera treatment in this population and the associated reduction in falls reported during the study. Of note, Dr. Hauser reported that data from the study suggests that a majority of patients with symptomatic NOH and PD fall, and many of these fall more than once, in a 10-week period. In Study 306A, approximately 43% of patients fell more than once during the course of the study. Among these repeat fallers, the robust benefit of Northera treatment in reducing dizziness and improving Hoehn & Yahr (HY) and the Movement Disorder Society-sponsored revision of the Unified Parkinson’s Disease Rating Scale (MDS-UPDRS) scores was associated with a 60% reduction in falls and 52% reduction in falls-related injuries.

The pronounced improvement in MDS-UPDRS and HY scores among Northera-treated patients in Study 306A further suggests that Northera may provide therapeutic benefit in the non-motor and motor symptoms of Parkinson’s disease beyond the symptomatic improvement of NOH. In addition to a mean improvement of 1.37 units on Part I of the MDS-UPDRS (non-motor experiences of daily living), Northera treatment showed a mean improvement of 2.1 units on Part II of the MDS-UPDRS (motor experiences of daily living) and a 0.4 unit improvement in HY scores over the course of the treatment period.

“The results from our clinical trials in neurogenic orthostatic hypotension have consistently highlighted the broad symptomatic benefits of Northera in patients with autonomic failure and we are delighted to have had these findings showcased at the Movement Disorder Society’s annual meeting,” commented Dr. Art Hewitt, Chelsea’s Chief Scientific Officer. “These most recent data from Study 306A, though preliminary, suggests that in addition to chronic symptoms such as dizziness, weakness and fatigue, patients with NOH associated with Parkinson’s disease are at a high risk for falls and associated injuries. If our on-going trial, Study 306B, replicates these early findings, it could not only have significant implications for the future treatment of neurogenic orthostatic hypotension but could also have important implications for subsequent studies in Parkinson’s disease and other movement disorders associated with norepinephrine depletion. “

About Neurogenic Orthostatic Hypotension

NOH is a neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in lightheadedness, dizziness, blurred vision and fainting episodes when a person assumes a standing position. Symptoms of chronic NOH can be incapacitating, not only putting patients at high risk for falls and associated injuries, but also severely affecting the quality of life of patients and their loved ones. The only FDA-approved treatment for orthostatic hypotension has a black box warning indicating that the drug has not been shown to be effective in alleviating the symptoms of the condition and is associated with a pronounced side-effect profile including significant supine hypertension.

About Northera

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia in an ongoing Phase II trial and completed a Phase II trial in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate,

NORTHERA™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risk of regulatory approvals, including our planned NDA for Northera; risks and costs of drug development, including the uncertainty of cost, timing and outcome of clinical trials; our reliance on our lead drug candidates Droxidopa and CH-4051; our need to raise operating capital; our history of losses; reliance on collaborations and licenses; intellectual property risks; competition; market acceptance for our products, if any are approved for marketing; and reliance on key personnel including specifically Dr. Pedder.

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Investors & Media:

Kathryn McNeil

Chelsea Therapeutics

704-973-4231

mcneil@chelseatherapeutics.com